Exhibit 99.1

Contact: Drew Babin, CFA, CMA Senior Managing Director of Corporate Communications Medical Properties Trust, Inc. (646) 884-9809 dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS FIRST QUARTER RESULTS

Executed Total Liquidity Transactions of $1.6 Billion Year-to-Date, or 80% of MPT’s Initial FY 2024 Target

Debt, Net of Cash, Reduced by Approximately $1.6 Billion Since the First Quarter of 2023

Birmingham, AL – May 9, 2024 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the first quarter ended March 31, 2024, as well as certain events occurring subsequent to quarter end.

•	Net loss of ($1.23) and Normalized Funds from Operations (“NFFO”) of $0.24 for the 2024 first quarter on a per share basis;

•

First quarter net loss included approximately $693 million ($1.16 per share) in impairments, primarily non-real estate adjustments related to Steward Health Care System (“Steward”) and the International Joint Venture;

•	Commenced rents in the first quarter at development properties leased to Lifepoint Behavioral in Texas and to IMED in Valencia, Spain;

•	Completed in April the sale of five hospitals in California and New Jersey to Prime Healthcare for $350 million;

•	Sold in April a 75% interest in five Utah hospitals operated by an affiliate of CommonSpirit Health to an institutional asset manager, resulting in approximately $1.1 billion of total proceeds;

•	Paid a regular quarterly dividend of $0.15 per share; and

•	Selected as Green Lease Leader by the Department of Energy’s Better Building Alliance and the Institute for Market Transformation.

Edward K. Aldag, Jr., Chairman, President and Chief Executive Officer, said, “We continue to execute a capital allocation strategy that we now expect will exceed our initial target of $2.0 billion in liquidity transactions in 2024. This strategy has repeatedly validated MPT’s approach to underwriting, demonstrated strong market demand for real hospital assets and provided immediate capital to reduce our debt.”

Mr. Aldag continued, “Regarding Steward’s recent filing for Chapter 11 bankruptcy, we expect this process may facilitate an orderly transition of Steward’s operations to new operators. As Steward continues these efforts, MPT has agreed to provide $75 million in DIP funding to ensure continued operations and continuity of patient care.

Looking ahead, we remain confident in the valuable role MPT serves in the healthcare ecosystem – providing operators with necessary financing solutions to optimize their capital stack and redirect resources towards caring for patients. We have constructed a highly diversified portfolio across geographies, operators, and facility types with significant long-term cash flow potential.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, operating results, and reconciliations of net income (loss) to NFFO, including per share amounts, all on a basis comparable to 2023 results.

PORTFOLIO UPDATE

Medical Properties Trust has total assets of approximately $17.4 billion, including $11.3 billion of general acute facilities, $2.4 billion of behavioral health facilities and $1.7 billion of post-acute facilities. As of March 31, 2024, MPT’s portfolio included 436 properties and approximately 43,000 licensed beds leased to or mortgaged by 53 hospital operating companies across the United States as well as in the United Kingdom, Switzerland, Germany, Spain, Finland, Colombia, Italy and Portugal.

MPT’s operations in the U.K. and in Continental Europe continue to benefit from strong growth in reimbursement rates, overall volumes and high acuity admissions. While expense headwinds remain, particularly for labor and energy, most operators are reporting increasing operating profits year-over-year.

Across the Company’s U.S. portfolio, excluding facilities operated by Steward and Prospect Medical Holdings (“Prospect”), admissions are increasing almost universally across the general acute, inpatient rehabilitation (IRF) and inpatient behavioral portfolios. While reimbursement rates are not growing as fast as they are in Europe, they are generally accelerating, and our operators continue to succeed in reducing contract labor and limiting overall cost inflation.

In April, MPT achieved GOLD recognition as a 2024 Green Lease Leader by the Institute for Market Transformation and the U.S. Department of Energy’s Better Buildings Alliance. This represents an improvement versus its SILVER recognition last year, for implementing environmentally beneficial standards into executed lease agreements. To receive this recognition, the Company executed lease provisions requiring client energy and water disclosure and annual landlord-tenant engagement to discuss plans that optimize building performance.

During the first quarter of 2024, Steward paid cash rent of $9 million as scheduled on the consolidated master lease and cash interest of $2 million on various working capital and other loans. Steward continued to fully pay rent for the unconsolidated Massachusetts portfolio. Subsequent to MPT’s $60 million bridge loan extended to Steward in early January, the Company and Steward’s asset-backed creditors each funded $75 million of additional loans, which were anticipated as Steward proceeded with re-tenanting and business divestiture efforts.

As announced earlier this week, MPT has approved $75 million in debtor-in-possession financing following Steward’s decision to commence an in-court restructuring process under Chapter 11 of the U.S. Bankruptcy Code. The Company has not committed to additional funding and expects Steward to use the financing to ensure continuity of patient care while accelerating the re-tenanting of hospitals to new operators. Any debtor-in-possession financing terms are subject to approval of the bankruptcy court.

During the first quarter of 2024, Prospect paid cash rent and interest of $7 million to MPT. The estimated fair market value of MPT’s investment in PHP Holdings declined by approximately $60 million during the first quarter as the result of changes in independent third party appraisals.

OPERATING RESULTS AND OUTLOOK

Net loss for the first quarter ended March 31, 2024 was ($736 million) (($1.23) per share) compared to net income of $33 million ($0.05 per share) in the year earlier period. Net loss for the quarter ended March 31, 2024 included approximately $693 million ($1.16 per share) of impairments estimated and recorded pursuant to U.S. GAAP accounting rules and reflective of conservative assumptions regarding potential recoveries, which MPT remains committed to pursuing. These impairments included the full reserve of the Company’s approximate $360 million loan to Steward, its equity investment in Steward and its loan to the International Joint Venture.

NFFO for the first quarter ended March 31, 2024 was $142 million ($0.24 per share) compared to $222 million ($0.37 per share) in the year earlier period. The primary cause of the decrease in NFFO year-over-year was the significant decrease in revenue related to Steward.

A reconciliation of net (loss) income to FFO and NFFO, including per share amounts, can be found in the financial tables accompanying this press release.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for May 9, 2024 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended March 31, 2024. The dial-in numbers for the conference call are 877-883-0383 (U.S.) and 412-902-6506 (International) along with passcode 1942886. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through May 23, 2024, using dial-in numbers 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (International) along with passcode 8544788. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 436 facilities and approximately 43,000 licensed beds in nine countries and across three continents as of March 31, 2024. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, asset sales and other liquidity transactions, expected returns on investments and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the risk that Steward’s bankruptcy restructuring does not result in MPT recovering deferred rent or its other investments in Steward at full value, within a reasonable time period or at all; (ii) macroeconomic conditions, including due to geopolitical conditions and instability, which may lead to a disruption of or lack of access to the capital markets, disruptions and instability in the banking and financial services industries, rising inflation and movements in currency exchange rates; (iii) the risk that previously announced or contemplated property sales, loan repayments, and other capital recycling transactions do not occur as anticipated or at all; (iv) the risk that MPT is not able to attain its leverage, liquidity and cost of capital objectives within a reasonable time period or at all; (v) MPT’s ability to obtain debt financing on attractive terms or at all, as a result of changes in interest rates and other factors, which may adversely impact its ability to pay down, refinance, restructure or extend its indebtedness as it becomes due, or pursue acquisition and development opportunities; (vi) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us; (vii) the economic, political and social impact of, and uncertainty relating to, the potential impact from health crises (like COVID-19), which may adversely affect MPT’s and its tenants’ business, financial condition, results of operations and liquidity; (viii) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (ix) the nature and extent of our current and future competition; (x) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (xi) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xii) our ability to maintain our status as a REIT for income tax purposes in the U.S. and U.K.; (xiii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiv) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xv) the ability of our tenants and operators to operate profitably and generate positive cash flow, remain solvent, comply with applicable laws, rules and regulations in the operation of our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xvi) potential environmental contingencies and other liabilities; (xvii) the risk that the expected sale of three Connecticut hospitals currently leased to Prospect does not occur at the agreed upon terms or at all; (xviii) the risk that MPT is unable to monetize its investment in Prospect at full value within a reasonable time period or at all; (xix) the cooperation of our joint venture partners, including adverse developments affecting the financial health of such joint venture partners or the joint venture itself; and (xx) the risks and uncertainties of litigation or other regulatory proceedings.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, as may be updated in our other filings with the SEC. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

# # #

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)
	March 31, 2024	December 31, 2023
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$12,823,748	$13,237,187
Investment in financing leases	1,233,178	1,231,630
Real estate held for sale	295,130	—
Mortgage loans	309,926	309,315

Gross investment in real estate assets	14,661,982	14,778,132
Accumulated depreciation and amortization	(1,422,728)	(1,407,971)

Net investment in real estate assets	13,239,254	13,370,161

Cash and cash equivalents	224,340	250,016
Interest and rent receivables	34,492	45,059
Straight-line rent receivables	677,570	635,987
Investments in unconsolidated real estate joint ventures	1,450,482	1,474,455
Investments in unconsolidated operating entities	934,138	1,778,640
Other loans	426,971	292,615
Other assets	453,709	457,911

Total Assets	$17,440,956	$18,304,844

Liabilities and Equity
Liabilities
Debt, net	$10,098,723	$10,064,236
Accounts payable and accrued expenses	302,526	412,178
Deferred revenue	32,076	37,962
Obligations to tenants and other lease liabilities	163,264	156,603

Total Liabilities	10,596,589	10,670,979
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 600,304 shares at March 31, 2024 and 598,991 shares at December 31, 2023	600	599
Additional paid-in capital	8,567,199	8,560,309
Retained deficit	(1,706,862)	(971,809)
Accumulated other comprehensive (loss) income	(18,838)	42,501

Total Medical Properties Trust, Inc. Stockholders’ Equity	6,842,099	7,631,600

Non-controlling interests	2,268	2,265

Total Equity	6,844,367	7,633,865

Total Liabilities and Equity	$17,440,956	$18,304,844

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended
	March 31, 2024	March 31, 2023
Revenues
Rent billed	$199,299	$248,157
Straight-line rent	44,736	56,693
Income from financing leases	16,393	13,195
Interest and other income	10,888	32,166

Total revenues	271,316	350,211
Expenses
Interest	108,685	97,654
Real estate depreciation and amortization	75,586	83,860
Property-related (A)	4,818	7,110
General and administrative	33,348	41,724

Total expenses	222,437	230,348
Other expense
(Loss) gain on sale of real estate	(1,423)	62
Real estate and other impairment charges, net	(693,088)	(89,538)
Earnings from equity interests	10,549	11,352
Other (including fair value adjustments on securities)	(89,345)	(5,166)

Total other expense	(773,307)	(83,290)

(Loss) income before income tax	(724,428)	36,573

Income tax expense	(10,949)	(3,543)

Net (loss) income	(735,377)	33,030
Net income attributable to non-controlling interests	(248)	(236)

Net (loss) income attributable to MPT common stockholders	$(735,625)	$32,794

Earnings per common share - basic and diluted:
Net (loss) income attributable to MPT common stockholders	$(1.23)	$0.05

Weighted average shares outstanding - basic	600,304	598,302
Weighted average shares outstanding - diluted	600,304	598,310

Dividends declared per common share (B)	$—	$0.29

(A)

Includes $2.3 million and $4.2 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended March 31, 2024 and 2023, respectively.

(B)	Regular quarterly dividend was declared subsequent to March 31, 2024.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net (Loss) Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended
	March 31, 2024	March 31, 2023
FFO information:
Net (loss) income attributable to MPT common stockholders	$(735,625)	$32,794
Participating securities’ share in earnings	—	(515)

Net (loss) income, less participating securities’ share in earnings	$(735,625)	$32,279

Depreciation and amortization	94,243	101,960
Loss (gain) on sale of real estate	1,423	(62)
Real estate impairment charges	—	52,104

Funds from operations	$(639,959)	$186,281

Write-off of billed and unbilled rent and other	1,817	2,192
Other impairment charges, net	693,088	37,434
Litigation and other	5,870	7,726
Non-cash fair value adjustments	81,276	(4,121)
Tax rate changes and other	(307)	(7,305)

Normalized funds from operations	$141,785	$222,207

Certain non-cash and related recovery information:
Share-based compensation	$7,633	$11,829
Debt costs amortization	$4,839	$5,121
Non-cash rent and interest revenue (A)	$—	$(20,863)
Cash recoveries of non-cash rent and interest revenue (B)	$5,748	$31,356
Straight-line rent revenue from operating and finance leases	$(47,246)	$(62,589)

Per diluted share data:
Net (loss) income, less participating securities’ share in earnings	$(1.23)	$0.05

Depreciation and amortization	0.16	0.17
Loss (gain) on sale of real estate	—	—
Real estate impairment charges	—	0.09

Funds from operations	$(1.07)	$0.31

Write-off of billed and unbilled rent and other	—	0.01
Other impairment charges, net	1.16	0.06
Litigation and other	0.01	0.01
Non-cash fair value adjustments	0.14	(0.01)
Tax rate changes and other	—	(0.01)

Normalized funds from operations	$0.24	$0.37

Certain non-cash and related recovery information:
Share-based compensation	$0.01	$0.02
Debt costs amortization	$0.01	$0.01
Non-cash rent and interest revenue (A)	$—	$(0.03)
Cash recoveries of non-cash rent and interest revenue (B)	$0.01	$0.05
Straight-line rent revenue from operating and finance leases	$(0.08)	$(0.10)

Notes:

Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization, including amortization related to in-place lease intangibles, and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by our tenants) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(A)	Includes revenue accrued during the period but not received in cash, such as deferred rent, payment-in-kind (“PIK”) interest or other accruals.
(B)	Includes cash received to satisfy previously accrued non-cash revenue, such as the cash receipt of previously deferred rent or PIK interest.